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EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        GENEREX BIOTECHNOLOGY CORPORATION


         Generex Biotechnology Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

         RESOLVED, that the Restated Certificate of Incorporation of Generex Biotechnology Corporation be amended by changing Article IV thereof so that, as amended, said Article shall be and read as follows:

         "ARTICLE IV: The aggregate number of shares of all classes of stock that this Corporation shall have the authority to issue is 151,000,000 shares, consisting of (a) 150,000,000 shares of common stock, par value $.001 per share, and (b) 1,000,000 shares of preferred stock, par value $.001 per share. The preferred stock may be issued in one or more series and may have preferences as to dividends and to liquidation of the Corporation. The Board of Directors of the Corporation shall establish the specific rights, preferences, voting privileges and restrictions of such preferred stock, or any series thereof."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 211(d) of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Generex Biotechnology Corporation has caused this Certificate to be signed by Mark Fletcher, its Executive Vice President and General Counsel on December , 2003.


                                GENEREX BIOTECHNOLOGY CORPORATION


                                By:  /s/ Mark Fletcher
                                   -------------------------------------------
                                     Mark Fletcher, Executive Vice President
                                     and General Counsel